FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
ANNOUNCES ACQUISITION OF
DRAGO SUPPLY COMPANY

Atlanta, Georgia, September 2, 2008 — Genuine Parts Company (NYSE: GPC) announced today that its Industrial Parts Group, Motion Industries, has acquired Drago Supply Company, a regional industrial supplies distributor headquartered in Port Arthur, Texas. Drago Supply was founded in 1931 and currently has eight locations in Texas, Arkansas and Louisiana. The Company expects the purchase to generate annual revenues of approximately $75 million.

Thomas C. Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “The acquisition of Drago allows Motion Industries to continue its expansion in the industrial supplies market, an area where we see significant growth opportunities. Drago is a well-established company with an excellent reputation among their industrial and commercial customer base throughout the south central United States. Together, Motion Industries and Drago are positioned to become a leading provider of industrial supplies across the United States.”

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2007 revenues of $10.8 billion.